WAIVER

This WAIVER, dated as of February 4, 2009, is duly executed by DB Trustees (Hong Kong) Limited (the "Trustee"), acting as trustee on behalf of the holders of 100% of the RMB 290,000,000 principal amount of 5.0% Guaranteed Senior Notes due 2014 (the "Notes") issued by China Natural Gas, Inc. (the "Company") pursuant to that certain Indenture dated January 29, 2008 (the "Indenture").

WHEREAS, per the terms and conditions of the Indenture and issuance of the Notes, the Company agreed to have its shares of common stock listed on the NASDAQ Capital Market, the NASDAQ Global Market or the New York Stock Exchange ("Qualifying Listing") on or before January 29, 2009 or maintain such Qualifying Listing as of January 29, 2009, and meet this obligation (the "Additional Interest");

WHEREAS, the Company has not been able to meet the foregoing obligation under the Indenture due to the drop of its stock price as a result of changed market conditions in spite of the Company's effort to complete the Qualifying Listing;

WHEREAS, the Trustee, has sought and received written consent from 100% of the holders of the Notes to execute this Waiver;

WHEREAS, the Trustee, acting upon the written instructions of 100% of the holders of the Notes, agrees to waive the Company's Qualifying Listing obligation and payment of the Additional Interest for a period of three (3) months from January 29, 2009 hereof (the "Waiver");

NOW, THEREFORE, in consideration of these premises and the Company's actions, the Trustee, acting upon the written instruction of 100% of the holders of the Notes, hereby agrees to waive the Company's Qualifying Listing obligation and payment of Additional Interest for a period of three (3) months from the date hereof.  Upon the expiration this Waiver, if the Company has failed to achieve a Qualifying Listing, any and all Additional Interest shall accrue from January 29, 2009 onwards.

IN WITNESS WHEREOF, the undersigned Investor has caused this Waiver to be duly executed by their authorized officer as of the date first written above.

TRUSTEE

DB Trustees (Hong Kong) Limited

By:	/s/AricKayRussell
Name: Aric Kay Russell
Title: Director